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Exhibit 23(a)

                         Articles of Incorporation of
                The Old Dominion Investors' Trust, Incorporated
(As amended effective November 5, 1990, January 4, 1979, December 28, 1976, June
  8, 1971, November 25, 1970, October 7, 1970, November 30, 1961, December 13,
           1960, January 3, 1958, October 10, 1956, and May 10, 1955)


     This is to certify that we, the undersigned, desire to, and hereby do, associate to establish a corporation under the provisions and subject to the requirements of the law for such cases made and provided, and we, by this our certificate of incorporation, set forth as follows:

     (a) The name of the corporation is to be THE OLD DOMINION INVESTORS' TRUST, INCORPORATED;

     (b) The name of the city wherein its principal office in this state is to be located is Suffolk, Virginia;

     (c)  The purposes for which it is formed are as follows:

     (1) To provide a means by which individual and institutional investors may combine resources in order to participate in the benefits of continuous [illegible] out and diversification within stated limits of their investment funds;

     (2) To invest the funds of the corporation in securities which fulfill all of the below listed specifications: (a) Funds of the Corporation shall be invested only in high-grade common stock, short-term United States Treasury obligations not to exceed ninety-one days maturity, convertible preferred stock and convertible bonds. The Trust may write covered listed call options on Common stock it has invested in and purchase covered options with respect to options the Trust has written. The Trust may write listed put options and re-purchase any put options with respect to put options the Trust has written. Total liabilities to the Trust from writing the put options cannot exceed 10% of the net assets of the Trust at the time the put options are written; (b) All stocks in which funds are invested must be listed on the New York Stock Exchange or the American Stock Exchange; (c) Stock investments shall be made only in those stocks which have paid continuous common stock dividends for a period of ten (10) years or longer; (f) No more than five percent (5%) of the Trust's total asset value shall be invested in any one stock chosen as a part of the Trust's Portfolio; (g) At no time shall the Trust's Portfolio consist of less than twenty (20) varied securities.

     (3) To issue bonds, debentures or obligations of the corporation from time to time for the purpose of purchasing outstanding shares of the corporation's capital stock and to secure the same by mortgage, pledge, deed of trust or otherwise.

     (4) To contract with investment counsel, attorneys, banks and others, for advice and services in connection with the operation of the corporation.

     (d) The amount of the capital stock of the corporation is to be Six Million, Two Hundred Fifty Thousand ($6,250,000.00) Dollars, and the capital stock of the Corporation is to be divided into shares with a par value of Twelve and 50/100ths ($12.50) Dollars each, a total of

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five hundred thousand (500,000) shares of capital stock. There shall be only one class of stock, and dividends shall be paid as follows:

     From net cash income on or about February first, May first, August first and November first of each year to the certificate holder on record at the close of the fifteenth day of the preceding month. The amount of such dividends shall be set by the board of directors provided that there shall be so distributed in each fiscal year approximately the amount of the net cash income received during such fiscal year. For this purpose, cash income shall be [illegible] the [illegible] of:

     (a) All cash received by way of dividends (except liquidating dividends), and

     (b) The net cash proceeds received from the sale of all dividends and distributions other than cash received by the corporation by way of income upon its investment.

     "NET CASH INCOME" means the amount of cash income remaining after
      ---------------
deductions of management expenses, auditing and legal expenses and taxes, (if any) and any amount set aside in any reserve fund. The determination of the board of directors as to the manner of determining an amount of such net cash income is conclusive upon all share holders.

     The corporation shall have authority at all times to purchase its outstanding shares when presented to the office of the corporation at a price based on the liquidation value of the entire trust portfolios of the said corporation and this value shall be determined once each day at 5:00 p.m. and the price so determined shall prevail until 3:00 p.m. of the next succeeding day which the New York Stock Exchange is open for trade.

     (e)  The period for the duration of the corporation is unlimited.

     (f) The names and residence of the officers and directors, who unless sooner changed by the stockholders, for the first year to manage the affairs of the corporation are as follow:

     Name                     Office                  Residence
     ----                     ------                  ---------
Hall F. Birdsong,         President,             716 North Broad Street,
                                                 Suffolk, Virginia.
Gordon G. Blair,          Vice-President,        1025 Virginia Avenue,
                                                 Suffolk, Virginia.
Dr. J. E. Rawls, Jr.      Vice-President,        Apartment, Clay Street,
                                                 Suffolk, Virginia.
Dr. Walter G. Gobbel      Secretary-Treasurer    Riverview Drive,
                                                 Suffolk, Virginia.

     The above named will serve as officers and as directors for the first year unless sooner changed by the stockholders.

     (b) The amount of real estate to which its holdings at any time are to be limited is one thousand (1,000) acres.

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     Given under our hands, this 19th day of July, 1951.

/s/ Hall F. Birdsong              716 North Broad Street, Suffolk, Va.
--------------------------        ---------------------------------------

/s/ Gordon G. Blair               1025 Virginia Avenue, Suffolk, Va.
--------------------------        ---------------------------------------

/s/ J. E. Rawls Jr.               Brandon Apartment, Clay Street,
--------------------------        ---------------------------------------
                                  Suffolk, Virginia.

/s/ Walter G. Gobbel              Riverview Drive, Suffolk, Virginia.
--------------------------        ---------------------------------------

/s/ Stephen D. Carnes, Jr.        143 Brewer Avenue, Suffolk, Virginia.
--------------------------        ---------------------------------------

/s/ Willis E. Cohoon              113 Franklin Street, Suffolk, Virginia.
-------------------------         ---------------------------------------


STATE OF VIRGINIA,
CITY OF SUFFOLK, TO-WIT:

     I, Mary S. Tallon, a notary public in and for the City and State aforesaid, do certify that HALL F. BIRDSONG, GORDON G. BLAIR, J. E. RAWLS, JR., WALTER G. GOBBEL, STEPHEN D. CARNES, JR. and WILLIS E. COHOON, whose names are signed to the foregoing certificate of incorporation, bearing date on the 19th day of July, 1951, have acknowledged the same before me in my City and State aforesaid.

     My term of office expires on the 26th day of July 1952.

     Given under my hand this 23rd day of July, 1951.
                              ----


                              /s/ Mary C. Tallon
                              -----------------------------
                                       Notary Public.

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